Dated June 25, 2024
Filed Pursuant to Rule 433
Registration No. 333-264390
Supplementing the Preliminary Prospectus Supplement dated
June 25, 2024 (to Prospectus dated April 20, 2022)

Dime Community Bancshares, Inc. (NASDAQ: DCOM) June 2024

2 Forward - Looking Statements This presentation contains a number of forward - looking statements within the meaning of the federal securities laws. These state ments may be identified by use of words such as “annualized,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “seek,” “may,” “ou tlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions. Examples of forward - looking statem ents include, but are not limited to, the proposed use of proceeds from this offering, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations. Forward - looking statements are based upon various assumptions and analyses made by Dime Community Bancshares, Inc. (together wit h its direct and indirect subsidiaries, the “Company”), in light of management’s experience and its perception of historical trends, current conditions an d expected future developments, as well as other factors it believes appropriate under the circumstances. These statements are not guarantees of future performance a nd are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual conditions or results to differ materi all y from those expressed or implied by such forward - looking statements. Accordingly, you should not place undue reliance on such statements. These factors include, without limitation, the following: • increases in competitive pressure among financial institutions and from non - financial institutions; • inflation and fluctuation in market interest rates, which may affect demand for our products, interest margins and the fair v alu e of financial instruments; • changes in deposit flows, loan demand or real estate values; • changes in the quality and composition of our loan or investment portfolios or unanticipated or significant increases in loan lo sses; • changes in accounting principles, policies or guidelines; • changes in corporate and/or individual income tax laws or policies; • general socio - economic conditions or events, including conditions caused by public health emergencies, international conflict, i nflation and recessionary pressures, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities mar ket s or the banking industry; • legislative, regulatory or policy changes; • technological changes; • failures or breaches of information technology security systems; • success or consummation of new business initiatives or the integration of any acquired entities may be more difficult or expe nsi ve than the Company anticipates; • litigation or other matters before regulatory agencies; and • the risks referred to in the section entitled "Risk Factors" in our Annual Report on Form 10 - K for the year ended December 31, 2 023, as updated by our Quarterly Reports on Form 10 - Q and Current Reports on Form 8 - K. Forward - looking statements speak only as of the date on which such statements are made. There is no assurance that future result s, levels of activity, performance or goals will be achieved. Except as required by law, the Company has no obligation to update any forward - looking statements to ref lect events or circumstances after the date of this document.

Additional Information

No Offer or Solicitation

This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to a prospectus supplement and prospectus filed with the U.S. Securities and Exchange Commission ("SEC").

The Company has filed a registration statement (including a prospectus) (File No. 333-264390) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before making an investment decision, you should read the prospectus and preliminary prospectus supplement and the other documents that the Company has filed with the SEC for additional information about the Company and the offering. You may obtain these documents for free by visiting the SEC's website at www.sec.gov. Alternatively, the Company or any underwriter or dealer participating in the offering can arrange to send you copies of the prospectus and preliminary prospectus supplement if you request by contacting Raymond James & Associates, Inc. at prospectus@raymondjames.com, or Keefe, Bruyette & Woods, Inc. at SyndProspectus@stifel.com.

These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation ("FDIC") or any other governmental agency or public or private insurer. Neither the SEC nor any other regulator has approved or disproved of the securities of the Company or passed on the adequacy or accuracy of this presentation. Any representation to the contrary is a criminal offense.

Use of Non-GAAP Financial Measures

This presentation contains non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company uses such non-GAAP financial measures to provide meaningful supplemental information regarding its performance. The Company believes these non-GAAP measures and ratios are beneficial in assessing our operating results and related trends, and when planning and forecasting future periods. These non-GAAP measures should be considered in addition to, and not as a substitute for or preferable to, financial results determined in accordance with GAAP. The non-GAAP financial measures the Company uses may differ from the non-GAAP financial measures other financial institutions use. Reconciliations of non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measure are included in the Appendix to this presentation

Third Party Sources

Certain information contained in this presentation and oral statements made during this presentation relate to or are based on publications and data obtained from third party sources. While the Company believes these sources to be reliable as of the date of this presentation, the Company has not independently verified such information, any statements based on such third party sources involve risks and uncertainties and are subject to change based on various factors, including those set forth in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

DIME
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4 Issuer Security Type Offering Size Issuance Type Term Bookrunning Managers Call Date Use of Proceeds Expected Security Rating (1) Offering Summary Dime Community Bancshares, Inc. NASDAQ: DCOM Fixed - to - Floating Rate Subordinated Notes Due 2034 $25 par value $50 million Kroll: BBB - , Outlook Stable Ratings and Outlook Affirmed on June 17, 2024 SEC Registered The Company intends to list the Notes on the Nasdaq Capital Market within 30 days of the issue date 10 Years 5 Years after issuance The Company intends to use the net proceeds of the offering for general corporate purposes, including to support organic growth initiatives, and to support the Company and the Bank’s regulatory capital ratios (1) A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating Listing

5 Outstanding Subordinated Debt Schedule Term / Structure Maturity Call Date Amount ($000) Front - End Coupon Back - End Coupon Current Coupon 10yr NC 5 5/15/2032 5/15/2027 $160,000 5.00% 3mS + 218bps 5.00% 15yr NC 10 9/30/2030 9/30/2025 $40,000 5.75% 3mS + 372bps 5.75% Total / Weighted Avg. 1/17/2032 1/16/2027 $200,000 5.15% 3mS + 249bps 5.15% Note: As of March 31, 2024

6 Investment Highlights 1. Experienced management team executing on relationship banking strategy and capitalizing on disruption in local marketplace 2. Leader in highly attractive and stable market with a granular portfolio and best - in - class deposit franchise 3. Growth plan focused on increasing core deposits, transforming balance sheet towards business loans, and moderating CRE 4. Strong and improving capital ratios through growth plan 5. Superior asset quality through various cycles 6. Strong liquidity coverage ratios; short duration AFS securities portfolio; limited accumulated other comprehensive loss (“AOCI”) 7. Robust corporate governance, risk controls and strong regulatory compliance record 8. Established community ally with an “Outstanding” CRA rating New York’s Premier Business Bank

7 History A community bank built on perseverance, character, customer service and community reinvestment 1864 1910 2021 The Dime Savings Bank of Williamsburg is founded approximately 6 months after President Lincoln delivers Gettysburg Address, and approximately 1 year before the US is reunited after the Civil War The Bridgehampton National Bank is incorporated in the same week the Boy Scouts of America is incorporated by W.D. Boyce Dime Community Bank and BNB Bank complete a Merger of Equals amidst the COVID - 19 pandemic and combine to loan almost $2 billion of Paycheck Protection Program loans to customers and businesses in need

8 1 Dime 56 $10.2 22.3% 2 Apple 46 $7.1 15.6% 3 Flushing 24 $6.3 13.8% 4 Ridgewood 27 $4.7 10.3% 5 First of Long Island 40 $3.4 7.4% #1 Community Bank on Greater Long Island by Deposit Market Share RankInstitution Branches Deposits ($B) Market Share Leading Market Share and Significant Scarcity Value • Dime ranks #1 by deposit market share on Greater Long Island amongst community banks (1)(2) • Ubiquitous brand and coverage spanning entire footprint • Only publicly - traded community bank with over $1.15 billion of Tier 1 capital headquartered on Greater Long Island » In the “sweet spot” to uniquely serve middle market clients with our capabilities, customer focus and capital base » Capitalizing on disruption from recent mergers and bank failures in our footprint as none of the surviving banks are locally managed (1) Greater Long Island defined as Kings, Queens, Nassau, and Suffolk Counties. (2) Community Banks defined as Banks with assets less than $20 billion. Source: S&P Global Source: S&P Global. Data as of June 30 , 2023. From Montauk to Manhattan

9 Best - in - Class Deposit Franchise Non - Int Bearing DDA , 27% Savings, MMA & NOW , 59% Time , 14% $10.9B Total Q1 2024 Cost of Deposits: Vs “Footprint Peers” (1) (1) “Footprint Peers” include institutions with assets between $ 7.5 B - $75B and >$500M of deposits in any one of the Greater Long Island counties (Kings, Queens, Nassau, Suffolk). Source: S&P Global. Note: Balance Sheet data for Dime as of Q1 24. 3.34% 3.27% 3.16% 3.16% 3.12% 2.93% 2.70% 2.25% 2.50% 2.75% 3.00% 3.25% 3.50% Hope Flushing Valley BankUnited Cathay Apple Dime FDIC Insurance, Pass - Through Insurance, Collateralized by Securities / Letters of Credit , 72% Not Insured , 28% Q1 2024 Cost of Deposits: 2.70%

10 $116,449 $75,874 $0 $20,000 $40,000 $60,000 $80,000 $100,000 $120,000 $140,000 Dime's Greater Long Island Footprint United States Median Household Income Our Footprint is Characterized by Above Average Wealth and Significant Business Density • Median household income in our deposit footprint is well above national average • The business density and attractive demographics of our footprint allows us to operate successfully as a pureplay in - market community commercial bank 0 50 100 150 200 250 300 350 Greater Long Island United States # Businesses/Square Mile Source: S&P Global Source: S&P Global (1) Median household income is weighted by Dime’s deposits in each county in Greater Long Island. (1)

11 We Operate in An Attractive Market with Significant Opportunities for Market Share Gains • Combined population of ~ 8 million for Kings, Queens, Nassau, and Suffolk would represent the 14th largest state in the country • $329 Billion of total deposits in Greater Long Island marketplace (1) Source: S&P Global. Data as of June 30, 2023. (1) Greater Long Island defined as Kings, Queens, Nassau, and Suffolk Counties. Significant opportunity to continue to gain market share from bigger banks $329 $253 $0 $50 $100 $150 $200 $250 $300 $350 $400 Total Deposits in Market ($ in Billions) Total: Greater Long Island Market Share of Banks with >$100B of Assets

12 Proven Track Record of DDA Growth Total Non - interest - bearing Deposits ($ in millions) Our management team has a proven track record of growing DDA organically (1) Represents sum of Legacy Dime & Legacy BNB on a combined basis. $1,449 $2,921 12/31/2016 3/31/2024 (1)

Executing on Our Growth Plan

Over the last year, we have executed on our strategic plan, which prioritizes core deposit growth and diversifying our balance sheet

- 15 deposit-focused groups onboarded since March 2023. Collectively, the groups managed several billion in deposits at predecessor institutions
- Successfully launched Healthcare lending vertical. Strong healthcare lending pipeline that is currently ~$200 million
- Initial stages of building out not-for-profit vertical
- Expansion into Westchester and Manhattan

Group Hires Driving Strong Deposit Growth



Core Deposits (excluding Brokered & Time)
$8,722
$9,143
19% Annualized
12/31/2023
(in millions)
3/31/2024

April 2023: Hired 3 Deposit Groups from Signature

June 2023: Hired 3 Additional Deposit Groups from Signature and First Republic

September 2023: Hired Healthcare Lending Vertical Group Head from a leading regional bank

March 2024: Hired National Deposits Group from a leading regional bank

April 2024: Hired 6 Additional Deposit Groups from Flagstar

May 2024: Expanded into Westchester County

May 2024: Hired Not-For-Profit Vertical Group Head from a leading regional bank

May 2024: Hired Additional Deposit Group in Williamsburg

June 2024: Announced Expansion into Manhattan with Deposit Group Hire

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14 Focused on Customer and Banker Experience Dime expands Commercial Online Banking platform for clients with real - time foreign currency needs April 2024 Dime Launches Zsuite to Expand Digital Banking Capabilities for Commercial Escrow Customers June 2023 Dime Announces Availability of Zelle® for Business Customers March 2024 Dime has firmly established itself as “The Bank - of - Choice” for talented bankers in the New York marketplace • Dime’s distinctive features: best - in - class technology, fla t organizational structure , relationship - based mindset and long - standing financial strength • M ade significant operational and technology - related enhancements in Private and Commercial Bank during second half of 2023 and created a best - in - class platform that exemplifies a single - point of contact approach

15 Year over Year Progression in Balance Sheet Gross Loans ($M) $10,734 $10,774 Total Deposits ($M) $10,570 $10,899 FHLB Borrowings ($M) $1,498 $773 Loan / Deposit Ratio 101.5% 98.8% 3/31/2023 3/31/2024 Source: S&P Capital IQ Pro

16 Opportunity to Further Transform Balance Sheet • Our focus is on growing Business loans (C&I & Owner - Occupied CRE), which are accompanied by a greater level of associated deposits. • Built out a middle market lending group and industry specific lending expertise to create a sustainable organic growth story. Our current pipeline is heavily weighted towards Business loans. Loan Portfolio Mix (1) (1) 12/31/16 represents sum of Legacy Dime and Legacy BNB on a combined basis $526 $1,081 12/31/16 3/31/24 C&I ($ in millions) $5,110 $3,997 12/31/16 3/31/24 Multifamily ($ in millions) 62% 37% 12/31/16 3/31/2024 Multifamily (% of Loans) 6% 10% 12/31/16 3/31/24 C&I (% of Loans) 7% 12% 12/31/16 3/31/24 Owner - Occupied CRE (% of Loans) $550 $1,246 12/31/16 3/31/24 Owner - Occupied CRE ($ in millions)

17 Proactively Increased Capital Ratios Note: Capital ratios shown on a consolidated basis; assumes $50 million of subordinated debt raised with customary offering e xpe nses; pro forma shown illustratively at 3/31/2024 on a consolidated basis Source: S&P Capital IQ Pro CET - 1 Ratio 9.3% 9.4% 9.7% 9.8% 10.0% 10.0% 2023Q1 2023Q2 2023Q3 2023Q4 2024Q1 Pro Forma Tier 1 Ratio Total Capital Ratio Leverage Ratio 10.4% 10.5% 10.8% 10.9% 11.1% 11.1% 2023Q1 2023Q2 2023Q3 2023Q4 2024Q1 Pro Forma 13.0% 13.1% 13.3% 13.5% 13.8% 14.3% 2023Q1 2023Q2 2023Q3 2023Q4 2024Q1 Pro Forma 8.4% 8.4% 8.4% 8.5% 8.5% 8.4% 2023Q1 2023Q2 2023Q3 2023Q4 2024Q1 Pro Forma

18 Dime Has Proactively Moderated CRE Growth Note: listing of banks includes publicly traded institutions (<$100 billion of assets and HQs in NY and NJ) with over $5 billion of deposits in New York - Newark - Jersey City MSA * All information from regulatory financials. CRE includes Investor CRE loans (non - owner - occupied mortgages), commercial real es tate loans secured by collateral other than real estate, multifamily, and construction & land ** Growth based on combined pre - merger portfolios for the following institutions that have closed mergers since March 31, 2021: Valley (Bank Leumi and Westchester) 36 Month CRE* Growth (March 31, 2021 – March 31, 2024) 53.0% 50.1% 49.6% 45.0% 32.6% 22.4% 19.1% 16.1% 7.1% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% Metropolitan Valley OceanFirst ConnectOne Peapack Provident Kearny Dime Flushing

19 Superior Asset Quality Through Various Cycles Our cumulative credit losses were extremely low compared to the KRX Bank Index during the 2008 Financial Crisis. Post 2008 Financial Crisis, our credit losses continue to track well below the bank index (1) Represents the sum of Legacy Dime and Legacy BNB on a combined basis. (2) KBW Regional Banking Index Cumulative NCOs from 2007 to 2013 over 2006 Gross Loans Cumulative NCOs from 2015 to 2023 over 2014 Gross Loans 1.4% 6.6% 0.0% 2.0% 4.0% 6.0% 8.0% Dime KRX (1) (2) 1.3% 1.7% 0.0% 2.0% 4.0% 6.0% 8.0% Dime KRX (1) (2)

20 Loans by Asset Class as of March 31, 2024 (1) “Other” category includes various property types such as gas stations, restaurants, storage facilities, and other special us e properties. Dollars in millions Balance LTV 1-4 Family 874$ 56% Multi-Family 3,997 58% CRE Owner 1,246 57% Investor CRE Retail 1,186 52% Investor Office 619 59% Warehouse/Industrial 466 54% Hotels 393 58% Supportive Housing 169 59% Medical Office 141 63% Medical Facility 100 64% Educational Facility or Library 105 60% Other (1) 208 57% Total Investor CRE 3,386 56% Land & Construction 175 C&I 1,081 Other Loans 6 Total 10,765$ Owner Occupied Real Estate

21 (1) For the nine months ended December 31, 2024 Note: Financial data as of March 31, 2024. Composition based on revenue. Loan Portfolio : $ 595 million Average Loan Balance: $2.52 million Weighted Average LTV: 58% Nonperforming Loans / Loans 0.00% 2024 Maturities & Repricing: $ 38 million 2025 Maturities & Repricing: $74 million 100% NYC Rent Regulated Loan Portfolio : $ 678 million Average Loan Balance: $3.90 million Weighted Average LTV: 60% Nonperforming Loans / Loans 0.00% 2024 Maturities & Repricing: $48 million 2025 Maturities & Repricing: $ 87 million Majority NYC Rent Regulated » In aggregate, within the 100% NYC Rent - Regulated & Majority NYC Rent - Regulated portfolios, 2024 maturities and repricings are only $86 million (1) or < 1% of total assets Overview of Multifamily Portfolio as of March 31, 2024 Composition 100% NYC Rent Regulated 15% Majority NYC Rent Regulated 17% Majority NYC Free Market 48% Outside NYC 20% (1) (1)

22 Diversified and Granular Investor Office Portfolio Investor Office Portfolio ($619M) Characteristics • Granular portfolio comprised of loans to experienced operators • Average loan size of ~$5.8 million • Manhattan exposure is ~$178 million with an LTV of ~ 48% • Limited near - term maturity wall for office portfolio $0 $50 $100 $150 $200 $250 $300 $350 $400 2024 (Apr.-Dec.) 2025 2026 2027 2028 2029 or later 6% 9% 22% 6% 9% 48 % Investor Office Portfolio Maturities Class A 32% Class B 44% Class C 24% Investor Office Portfolio by Class Type Investor Office Portfolio by Geography Manhattan 29% Adjacent Market 28% Brooklyn 13% Nassau 12% Suffolk 8% Staten Island 5% Queens 4% Out of Market 1% (1) ($ millions) Note: As of 3/31/24 (1) Adjacent Market comprised of loans to existing customers in Westchester (NY), Rockland (NY), Mercer (NJ), Middlesex (NJ), Mo rris (NJ), and Bergen (NJ)

23 Low Level of Nonperforming Assets Note: As of March 31, 2024; Listing of banks includes publicly traded institutions (<$100 billion of assets and HQs in NY an d N J) with over $5 billion of deposits in New York - Newark - Jersey City MSA; Nationwide Peers defined as median major exchange traded U.S. headquartered banks with total as sets between $10 billion and $100 billion; excludes merger targets or MOE participants Source: S&P Capital IQ Pro Nonperform ing Assets / Assets 1.09% 0.70% 0.53% 0.50% 0.48% 0.47% 0.42% 0.34% 0.26% 0.26% 0.00% 0.40% 0.80% 1.20% Peapack Metropolitan Flushing Kearny ConnectOne Valley Provident Nationwide Peers OceanFirst Dime NPA & Loans 90+/ Tangible Common Equity + LLR 11.6% 7.3% 7.2% 6.7% 6.1% 5.8% 4.4% 4.1% 3.4% 3.0% 0.00% 4.00% 8.00% 12.00% Peapack ConnectOne Metropolitan Flushing Valley Kearny Provident Nationwide Peers Dime OceanFirst

24 Conservatively Managed Liquidity Position (1) Coverage defined as (On - Balance Sheet Liquidity + FHLB Capacity + FRB Capacity + Correspondent Lines) / Non - Insured Deposits (2) L isting of banks includes publicly traded institutions (<$100 billion of assets and HQs in NY and NJ) with over $5 billion of deposits in New York - Newark - Jersey City MSA Note: As of March 31, 2024; Nationwide Peers defined as median major exchange traded U.S. headquartered banks with total asse ts between $10 billion and $100 billion and excludes merger targets or MOE participants 3.0% 3.7% 5.3% 5.4% 7.1% 7.2% 8.9% 13.7% 17.6% 0.0% 3.0% 6.0% 9.0% 12.0% 15.0% Valley Provident OceanFirst Peapack Kearny ConnectOne Dime Flushing Metropolitan Q1 2024 Cash & Securities Less Pledged / Assets (2) As of March 31, 2024 Dime’s coverage (1) of non - insured deposits (excluding deposits with pass - through insurance and collateralized deposits) was approximately 180% 0.81% 1.38% 0.00% 0.40% 0.80% 1.20% 1.60% Dime National Peers AOCI / RWA • Dime’s AFS portfolio is very short duration – effective duration is less than 3 years, resulting in limited AOCI risk • Compared to national peers, Dime has ~55bps less AOCI as a percentage of risk weighted assets

25 Strong Corporate Governance x Significant Insider Ownership (9% of shares outstanding) x Annual election of entire slate of Board of Directors x Shareholder representation on Board of Directors (Basswood) x CEO & Chairman roles are split

26 Maintained Outstanding Community Reinvestment Act (“CRA”) Rating □ Maintained CRA rating of “OUTSTANDING” – the highest achievable mark □ Noted as a “leader in providing community development services” by the Federal Reserve Bank of New York for strong, effective, and consistent commitment to the markets we serve x Over 100 employee volunteers at over 100 different organizations throughout Long Island and New York City x Over 70 Bank Officers serve on the boards of local non - profits with a variety of missions x Originated $234 million in Community Development loans in 2023 “ The volunteers you provide to facilitate our programs are a pleasure to work with and always provide an impactful learning experience to our students. We continue to receive nothing but positive feedback from our schools regarding your volunteers. They are knowledgeable, dedicated, and caring .” – Junior Achievement of New York, a leading financial education volunteer organization “Dime’s ongoing support for PowerUP! ensures that entrepreneurs and small businesses have access to the training, resources, and capital they need to help Brooklyn recover and continue to thrive. Dime’s continuing generosity as Lead Sponsor is more important than ever.” – Brooklyn Public Library

27 2024 Q2 Mid - Quarter Update Balance Sheet Trends Income Statement Trends Asset Quality & Capital Trends x Deposits, excluding b rokered deposits and seasonal escrow deposits, expected to be up approximately $200 million for the second quarter x Core deposit growth driven by group hires within Private and Commercial Bank. Group hires approaching $1 billion of total deposits (inclusive of 2023 and 2024 hires) x Average DDA balances expected to be up versus the prior quarter x Total loan growth expected to be approximately $50 million for the second quarter. Business loan growth of approximately $125 million, offset by planned reduction in CRE and multifamily x Net Interest Margin expected to be up double digits (bps ) versus the prior quarter x NIM expansion driven by strong core deposit growth x NPAs expected to be stable to down on a linked quarter basis x Capital ratios expected to be up on a linked quarter basis Note: 2024 Q2 metrics are as of June 15, 2024 and are preliminary & subject to change

28 Appendix

Experienced Management Team

Stuart Lubow – President & CEO

Mr. Lubow served as President & Chief Operating Officer prior to being promoted to Chief Executive Officer in 2023. Mr. Lubow joined Dime as the Head of Business Banking in January 2017. Prior to joining Dime, he founded and was the CEO of Community National Bank, headquartered in New Jersey, from inception in 2005 until its sale in June 2015. Additionally, he has held various senior positions at community banks across the NYC metro.

Avi Reddy – Chief Financial Officer

Mr. Reddy joined Dime in 2017 as Treasurer & Senior Vice President of Corporate Development and was promoted to Chief Financial Officer in January 2019. Prior to joining Dime, he worked as an investment banker in the Financial Institutions Group covering community and regional banks for Lehman Brothers, Evercore, and Macquarie.

Conrad Gunther –Chief Lending Officer

Mr. Gunther joined Dime in 2016 as the Chief Lending Officer. Prior to joining Dime, Mr. Gunther served as Chief Loan Officer for Community National Bank, where he was responsible for overseeing all lending operations. Additionally, he has held various other senior positions at financial services companies and community banks.

Michael Fegan – Chief Technology & Operations Officer

Mr. Fegan joined Dime in 2018 after serving as the Chief Information and Operations Officer at Investors Bank. Prior to his time at Investors Bank, Mr. Fegan served as Chief Technology and Operations Officer at Bank Leumi USA. In his 20+ years of working in bank operations & technology he has held positions at a variety of banks, including Citigroup and JP Morgan.

Christopher Porzelt – Chief Risk Officer

Mr. Porzelt joined Dime in 2017 as the Chief Risk Officer after working as a Managing Director in the Consulting Services Group for EisnerAmper LLP. Prior to this, he was Managing Director and Global Head of American International Group's Property Casualty Global Financial Controls Unit. Previously, Mr. Porzelt was an Audit Partner in the Financial Services Practice at both Deloitte and Arthur Andersen.

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30 Sources of Holding Company and Bank Liquidity • Cash at the Holding Company was approximately $23.5 million as of March 31, 2024 • The Holding Company’s principal source of funds to service debt is cash dividends from Dime Community Bank • As of March 31, 2024 the dividend capacity from Dime Community Bank was $115.4 million • Dime Community Bank had $773 million in FHLB borrowings as of March 31, 2024 • Remaining FHLB borrowing capacity was $1.76 billion as of March 31, 2024

Double Leverage Ratio & Interest Coverage

Double Leverage	As of			For the 12-months ended Actual	For the 12-months ended PF for $50 million sub debt raise (1)	
	12/31/2021	12/31/2022	12/31/2023	3/31/2024	3/31/2024	
Bank Subsidiary Total Equity	$ 1,366,797	$ 1,348,962	$ 1,395,526	$ 1,410,566	$ 1,451,366	
Consolidated Total Equity	$ 1,192,620	$ 1,169,583	$ 1,226,225	$ 1,239,371	$ 1,239,371	
Double Leverage Ratio	***114.6%***	***115.3%***	***113.8%***	***113.8%***	***117.1%***	
Interest Coverage						
Earnings						
Income from Continuing Operations Before Taxes	$ 148,166	$ 211,915	$ 136,879	$ 110,229	$ 110,229	
(+) Interest Expense: Debt	10,490	19,117	66,472	72,506	72,506	
(+) Subordinated Debt Net Expense					2,060	
Earnings (Before Long Term Debt Interest)	158,656	231,032	203,351	182,735	184,795	A
(+) Interest Expenses: Deposits	16,527	38,433	219,045	254,842	254,842	
Earnings (Before Long Term Debt & Deposit Interest)	$ 175,183	$ 269,465	$ 422,396	$ 437,577	$ 439,637	B
Interest Expense						
Interest Expense: Debt	$ 10,490	$ 19,117	$ 66,472	$ 72,506	$ 72,506	
Subordinated Debt Net Expense					2,060	
Total Debt Expense	10,490	19,117	66,472	72,506	74,566	C
Interest Expense: Deposits	16,527	38,433	219,045	254,842	254,842	
Total Interest Expense: Debt & Deposits	$ 27,017	$ 57,550	$ 285,517	$ 327,348	$ 329,408	D
Interest Coverage (Excl. Deposit Interest Expense)	15.1x	12.1x	3.1x	2.5x	2.5x	A/C
Interest Coverage (Incl. Deposit Interest Expense)	6.5x	4.7x	1.5x	1.3x	1.3x	B/D

(1) Assumes 85% of net proceeds are downstreamed to the Bank and illustrates LTM interest coverage based on a 9.0% annual coupon with yield on proceeds of 5.5% and amortization of transaction expenses straight-line over 10 years

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32 1.11% 0.81% 0.44% 0.48% 0.51% 1.14% 0.83% 0.69% 0.49% 0.48% 1.45% 1.16% 0.98% 0.87% 0.81% Q1-2023 Q2-2023 Q3-2023 Q4-2023 Q1-2024 ROAA Adjusted ROAA Adjusted PTPP ROAA (1) 15.6% 11.0% 5.7% 6.2% 6.6% 16.1% 11.4% 9.4% 6.4% 6.2% Q1-2023 Q2-2023 Q3-2023 Q4-2023 Q1-2024 ROATCE Adjusted ROATCE Historical Financial Performance (1) See slides 33 - 37 for reconciliation of non - GAAP and adjusted ratios 2.74% 2.50% 2.34% 2.29% 2.21% 2.76% 2.50% 2.34% 2.29% 2.21% Q1-2023 Q2-2023 Q3-2023 Q4-2023 Q1-2024 NIM Adjusted NIM (1) 50.1% 57.6% 70.5% 65.0% 64.0% 48.9% 56.2% 59.7% 63.6% 64.7% 1.40% 1.51% 1.48% 1.54% 1.50% 1.20% 1.30% 1.40% 1.50% 1.60% 1.70% 1.80% 1.90% 2.00% 18% 28% 38% 48% 58% 68% 78% Q1-2023 Q2-2023 Q3-2023 Q4-2023 Q1-2024 Efficiency Ratio Adjusted Efficiency Ratio Adjusted Opex / Avg. Assets (1) (1) (1) Return on Average Assets (“ROAA”) (1) Return on Average Tangible Common Equity (“ROATCE”) (1) Net Interest Margin (“NIM”) Efficiency Ratio (1)

33 Return on Avg. Assets (1) Adjustments to net income are taxed at the Company's statutory tax rate during the period unless otherwise noted. March 31, 2024 December 31, 2023 September 30, 2023 June 30, 2023 March 31, 2023 Return on Average Assets - as reported 0.51% 0.48% 0.44% 0.81% 1.11% Reported net income to common stockholders $15,870 $14,487 $13,163 $25,676 $35,482 Adjustments to net income (1) Fair value change in equity securities and loans held for sale 842 (321) 299 780 - Net gain on sale of securities and other assets (2,968) - 22 - 1,447 Severance 42 25 8,562 481 25 FDIC special assessment - 999 - - - Loss on extinguishment of debt 453 - - - - Income tax effect of adjustments and other tax adjustments 518 (208) (176) (373) (436) Adjusted net income (non-GAAP) $14,757 $14,982 $21,870 $26,564 $36,518 Average Assets (as reported) $13,794,924 $13,630,096 $13,759,493 $13,658,068 $13,449,746 Adjusted Return on Average Assets (non-GAAP) 0.48% 0.49% 0.69% 0.83% 1.14% March 31, 2024 December 31, 2023 September 30, 2023 June 30, 2023 March 31, 2023 Return on Average Tangible Common Equity - as reported (non-GAAP) 6.6% 6.2% 5.7% 11.0% 15.6% Reported net income available to common stockholders $15,870 $14,487 $13,163 $25,676 $35,482 Adjustments to net income (1) Fair value change in equity securities and loans held for sale 842 (321) 299 780 - Net gain on sale of securities and other assets (2,968) - 22 - 1,447 Severance 42 25 8,562 481 25 FDIC special assessment - 999 - - - Loss on extinguishment of debt 453 - - - - Income tax effect of adjustments and other tax adjustments 518 (208) (176) (373) (436) Amortization of Intangible assets, net of tax 209 214 256 274 258 Adjusted net income available to common stockholders (non-GAAP) $14,966 $15,196 $22,126 $26,838 $36,776 Average Tangible Common Equity $968,719 $948,024 $943,805 $940,054 $914,994 Adjusted Return on Average Tangible Common Equity (non-GAAP) 6.2% 6.4% 9.4% 11.4% 16.1% Reconciliation of Adjusted ROAA Reconciliation of Adjusted ROATCE Three Months Ended Three Months Ended

Return on Avg. Tangible Common Equity

Reconciliation of ROATCE					
	Three Months Ended				
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net Income - as reported	$17,691	$16,308	$14,985	$27,498	$37,303
Less:					
Preferred stock dividends	1,821	1,821	1,822	1,822	1,821
Add:	(1)				
Amortization of intangible assets, net of tax [1]	209	$214	$256	$274	$258
Adjusted net income	$16,079	$14,701	$13,419	$25,950	$35,740
Adjusted net income, annualized basis	$64,316	$58,804	$53,676	$103,800	$142,960
Average stockholders' equity - as reported	$1,246,032	$1,225,678	$1,221,810	$1,218,445	$1,193,704
Less:					
Average preferred stock	116,569	116,569	116,569	116,569	116,569
Average goodwill and intangible assets, net	160,744	161,085	161,436	161,778	162,141
Average tangible common equity	$968,719	$948,024	$943,805	$940,098	$914,994
Return on average tangible common equity	6.6%	6.2%	5.7%	11.0%	15.6%

Reconciliation of Adjusted ROATCE					
	Three Months Ended				
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net Income - as reported	$17,691	$16,308	$14,985	$27,498	$37,303
Less:					
Preferred stock dividends	1,821	1,821	1,822	1,822	1,821
Add:					
Amortization of intangible assets, net of tax [1]	209	214	256	274	258
Adjustments to net income [1]					
Fair value change in equity securities and loans held for sale	842	(321)	299	780	-
Net (gain) loss on sale of securities and other assets	(2,968)	-	22	-	1,447
Severance	42	25	8,562	481	25
Special FDIC assessment	-	999	-	-	-
Loss on extinguishment of debt	453	-	-	-	-
Income tax effect of adjustments	518	(208)	(176)	(373)	(436)
Adjusted net income (non-GAAP)	$14,966	$15,196	$22,126	$26,838	$36,776
Adjusted net income, annualized basis (non-GAAP)	$59,864	$60,784	$88,504	$107,352	$147,104
Average stockholders' equity - as reported	$1,246,032	$1,225,678	$1,221,810	$1,218,445	$1,193,704
Less:					
Average preferred stock	116,569	116,569	116,569	116,569	116,569
Average goodwill and intangible assets, net	160,744	161,085	161,436	161,778	162,141
Average tangible common equity	$968,719	$948,024	$943,805	$940,098	$914,994
Adjusted return on average tangible common equity (non-GAAP)	6.2%	6.4%	9.4%	11.4%	16.1%

(1) Adjustments to net income are taxed at the Company's statutory tax rate during the period unless otherwise noted.

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Pre-Tax Pre- Provision Net Revenue / Average Assets

Reconciliation of Adjusted Pre-tax Pre-provision Net Revenue ($000)

	Three Months Ended				
	March 31, 2024	**December 31, 2023**	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**
Net interest income	**$71,530**	**$74,121**	**$76,479**	**$80,219**	**$85,752**
Non-interest income	10,467	8,872	7,928	10,405	9,001
Total revenues	81,997	82,993	84,407	90,624	94,753
Non-interest expense	52,511	53,944	59,523	52,186	47,475
Pre-tax pre-provision net revenue (non-GAAP) (1)	$29,486	$29,049	$24,884	$38,438	$47,278
Adjustments:					
Fair value change in equity securities and loans held for sale	$842	($321)	$299	$780	-
Net gain on sale of securities and other assets	(2,968)	-	22	-	1,447
Severance	42	25	8,562	481	25
FDIC special assessment	-	999	-	-	-
Loss on extinguishment of debt	453	-	-	-	-
Adjusted pre-tax pre-provision net revenue (non-GAAP) (2)	**$27,855**	**$29,752**	**$33,767**	**$39,699**	**$48,750**
Average Assets (as reported):	**$13,794,924**	**$13,630,096**	**$13,759,493**	**$13,658,068**	**$13,449,746**
Adjusted Pre-Tax Pre Provision Net Revenue/Avg. Assets (non-GAAP)	0.81%	0.87%	0.98%	1.16%	1.45%

(1) *The reported pre-tax pre-provision net revenue is a non-GAAP measure calculated by adding GAAP net interest income and GAAP non-interest income/(loss) less GAAP non-interest expense.*

(2) *The adjusted pre-tax pre-provision net revenue is a non-GAAP measure calculated by adding pre-tax pre-provision net revenue less the net gain on sale of PPP loans, net gain on sale of securities and other assets, loss on termination of derivatives, severance, loss on extinguishment of debt, curtailment loss, merger expenses and transaction costs, and branch restructuring.*

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36 March 31, 2024 December 31, 2023 September 30, 2023 June 30, 2023 March 31, 2023 NIM - as reported (1) 2.21% 2.29% 2.34% 2.50% 2.74% Net interest income - as reported $71,530 $74,121 $76,479 $80,219 $85,752 Less: Purchase Accounting Accretion on loans ("PAA") (82) (55) 186 58 586 Adjusted net interest income excluding PAA on loans, (non-GAAP) $71,448 $74,066 $76,665 $80,277 $86,338 Average interest-earning assets - as reported $13,015,755 $12,828,060 $12,984,061 $12,888,522 $12,685,235 Adjusted NIM excluding PAA on loans, (non-GAAP) (2) 2.21% 2.29% 2.34% 2.50% 2.76% Reconciliation of Adjusted Net Interest Margin Three Months Ended Net Interest Margin (1) NIM represents net interest income as reported divided by average interest - earning assets as reported. (2) Adjusted NIM excluding PAA represents adjusted net interest income excluding purchase accounting accretion, divided by ad jus ted average interest - earning assets.

Efficiency Ratio & Operating Expense to Average Assets

Reconciliation of Efficiency Ratio

	Three Months Ended				
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Non-interest expense - as reported	$52,511	$53,944	$59,523	$52,186	$47,475
Net interest income - as reported	$71,530	$74,121	$76,479	$80,219	$85,752
Non-interest income- as reported	$10,467	$8,872	$7,928	$10,405	$9,001
Efficiency ratio - as reported (non-GAAP) (1)	**64.0%**	**65.0%**	**70.5%**	**57.6%**	**50.1%**

Reconciliation of Adjusted Efficiency Ratio

	Three Months Ended				
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Non-interest expense - as reported	$52,511	$53,944	$59,523	$52,186	$47,475
Less:					
Severance	(42)	(25)	(8,562)	(481)	(25)
FDIC special assessment	-	-	-	-	-
Loss on extinguishment of debt	(453)	-	-	-	-
Amortization of other intangible assets	(307)	(350)	(349)	(349)	(377)
Adjusted non-interest expense (non-GAAP)	51,709	52,570	50,612	51,356	47,073
Net interest income - as reported	71,530	74,121	76,479	80,219	85,752
Non-interest income- as reported	10,467	8,872	7,928	10,405	9,001
Less:					
Fair value change in equity securities and loans held for sale	842	(321)	299	780	-
Net (gain) loss on sale of securities and other assets	(2,968)	-	22	-	1,447
Adjusted non-interest income (non-GAAP)	8,341	8,551	8,249	11,185	10,448
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	**$79,871**	**$82,672**	**$84,728**	**$91,404**	**$96,200**
Adjusted efficiency ratio (non-GAAP) (2)	**64.7%**	**63.6%**	**59.7%**	**56.2%**	**48.9%**

Reconciliation of Adjusted Operating Expense as a % of Average Assets

	Three Months Ended				
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Operating expense as a % of average assets - as reported	**1.52%**	**1.58%**	**1.73%**	**1.53%**	**1.41%**
Loss on extinguishment of debt	-0.01%	-	-	-	-
Severance	-	-	-0.25%	-0.01%	-
FDIC special assessment	-	-0.03%	-	-	-
Amortization of other intangible assets	-0.01%	-0.01%	-	-0.01%	-0.01%
Adjusted operating expense as a % of average assets (non-GAAP)	**1.50%**	**1.54%**	**1.48%**	**1.51%**	**1.40%**

(1) *The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest (loss) income.*

(2) *The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted non-interest expense by the sum of GAAP net interest income and adjusted non-interest income.*

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